Exhibit 3.25

ARTICLES OF INCORPORATION

OF

GARY CONCRETE PRODUCTS, INC.

I.

The name of the corporation is Gary Concrete Products, Inc.

II.

The number of shares the corporation is authorized to issue is One Thousands (1,000).

III.

The street address of the initial registered office of the corporation is c/o CT Corporation System, 2 Peachtree Street, N.W., Atlanta, Fulton County, GA 30383 and the initial registered agent of the corporation at such address is CT Corporation System.

IV.

The name and address of each incorporator is:

Robert O. Finley	Maureen A. Sanderbeck
730 Oliver Bldg. Mellon Square Pittsburgh, PA 15222	730 Oliver Bldg. Mellon Square Pittsburgh, PA 15222

V.

The mailing address of the initial principal office of the corporation is River Watch Parkway at I-20, Augusta, GA 30907.

VI.

The effective date of the corporation is April 1, 1992.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

This 25th day of March, 1992.

/s/ Robert O. Finley
Robert O. Finley, Incorporator

/s/ Maureen A. Sanderbeck
Maureen A. Sanderbeck, Incorporator